Exhibit 99.1

Comstock Homebuilding Announces Construction Start of Apartment Project in Loudoun County, Virginia

RESTON, VA, February 17, 2011 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (“Comstock”) (Nasdaq: CHCI) today announced that it has begun construction on a 103 unit rental apartment community in the Cascades master planned community located in the Potomac Falls area of Loudoun County, Virginia. The project is being financed with a five-year, $11.0 million construction/mortgage loan provided by Cardinal Bank of Tysons Corner, Virginia (Nasdaq: CFNL).

The Company anticipates initial occupancies to occur in late 2011 with final construction expected to be completed in early 2012. The land on which Comstock’s apartment community is being built is one of the last remaining parcels within the master planned and amenity rich Cascades Community in eastern Loudoun County. The Cascades community provides residents with exceptional attractions, including excellent schools, two golf courses, multiple parks, numerous swimming pools, walking/bicycle trails, upscale shopping and dining facilities and other convenient amenities. The location of the Cascades community provides easy commuter access to all of the major employment centers in the Washington, DC region and is located within walking distance of the Loudoun campus of Northern Virginia Community College.

Steady job and population growth coupled with supply limitations have driven up rental rates and occupancy rates in apartment communities throughout the Washington, DC Metro region. Comstock anticipates stabilized rents to be in the range of $1,300 –$1,500 per month for the two and three bedroom units it will be constructing.

“The Washington, DC region is among the best markets in America for rental housing as a result of continued job and population growth,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “The strength of the Washington, DC economy, increased demand for rental housing and stabilizing conditions in the new home market provides tremendous opportunity to maximize the value of each Comstock development.”

About Comstock Homebuilding Companies, Inc.

Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products including single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, D.C. marketplace. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements including incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Joe Squeri

Chief Financial Officer

703.230.1229

SOURCE: Comstock Homebuilding Companies, Inc.